SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 14, 2009

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis St., Suite 1425 Houston, Texas 77002
(Address of Principal Executive Offices)(Zip Code)

713-222-6966
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 16, 2009, Houston American Energy Corp (the “Company”) issued a press release announcing the finalization and effectiveness of a Farmout Agreement and Joint Operating Agreement with SK Energy Co. LTD pursuant to which the Company will pay 12.5% of certain seismic acquisition costs and 25% of certain other past and future costs relating to the CPO 4 Contract for Exploration and Production relating to the approximately 345,452 acre CPO 4 Block in the Llanos Basin of Colombia and for which the Company will receive a 25% interest in the CPO 4 Contract.

The assignment to the Company of its rights under the CPO 4 Contract, and the effectiveness of the Farmout Agreement and Joint Operating Agreement, were subject to approval of such assignment by the National Hydrocarbon Agency (the “ANH”) in Colombia.  On October 14, 2009, the Company was notified that the ANH had approved the assignment contemplated by the Farmout Agreement and the Joint Operating Agreement.  As a result, the Joint Operating Agreement became effective, retroactive to May 31, 2009.  The Joint Operating Agreement supersedes and terminates the Farmout Agreement.

Under the terms of the Joint Operating Agreement, SK Energy Co. LTD will act as operator for the project area covered by the CPO 4 Contract, subject to the supervision and direction of an Operating Committee on which each participant, including the Company, shall have a representative with voting rights based on each participant’s percentage interest in the CPO 4 Contract.  The Joint Operating Agreement shall continue for the term of the CPO 4 Contract and thereafter until all wells have been plugged and abandoned or otherwise disposed of.

The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated October 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: October 16, 2009
	By:	/s/ James J. Jacobs
James J. Jacobs,
Chief Financial Officer